Exhibit 99.1

Contact: Randall L. Herrel, Sr. – Chairman & CEO
(760) 929-6142
Peter S. Case – Executive Vice President and CFO
(760) 929-4640

Investor Relations: Sean Collins — Partner
CCG Investor Relations and Strategic Communications
(310) 231-8600. ext. 202

ASHWORTH, INC. ANNOUNCES MANAGEMENT REALIGNMENT IN SUPPORT OF

ITS MULTI-BRAND, MULTI-CHANNEL STRATEGY

CARLSBAD, CALIFORNIA, September 16, 2005 – Ashworth, Inc. (NASDAQ: ASHW), a leading designer of golf-inspired lifestyle sportswear, today announced the implementation of its plan to realign its finance, sourcing, production, distribution, design, sales and marketing management to better support its multi-brand, multi-channel business model and further leverage the strength of its Ashworth® and Callaway Golf apparel brands and the Game® and Kudzu® headwear brands.

The Company has appointed a permanent Chief Financial Officer, has made certain changes in its merchandising and design department to improve future product line sell-through, and has made changes in its product sourcing and inventory planning departments to improve future forecasting and inventory turns.

The Company’s Board of Directors (the “Board”) has approved the appointment of Mr. Peter S. Case to the position of Executive Vice President, Chief Financial Officer and Treasurer of the Company effective September 16, 2005. Mr. Case, 44, has been acting as the interim Chief Financial Officer and Treasurer of the Company since July 29, 2005. Mr. Case is a California licensed CPA and has held several increasingly responsible finance and operations positions within Ashworth since joining the Company as Director of Finance in June 2000.

Additionally, the Board approved the promotion of Mr. Peter E. Holmberg to Executive Vice President of Merchandising, Design and Production effective September 16, 2005. Mr. Holmberg has served as the Senior Vice President of Merchandising and Design since May 20, 2005. Prior to that, Mr. Holmberg held several increasingly responsible sales positions within Ashworth since joining the Company as Director of Corporate Sales in July 1998.

As of September 16, 2005, Mr. Per B. Gasseholm has resigned from his position as Executive Vice President and Chief Operating Officer of Ashworth, Inc. to pursue other career opportunities. Mr. Gasseholm’s primary focus had been the Company’s distribution center operations, supply chain, and customer service functions on a global basis. The Company has decided not to replace Mr. Gasseholm at this time and has reassigned his duties to other executives in the Company.

In addition to their regular duties, Mr. Case together with Mr. Randall L. Herrel, Sr., the Company’s CEO, will oversee the operation of the Company’s U.S. Embroidery and Distribution Center in Oceanside, California. Mr. Holmberg will oversee the Company’s global Sourcing and Production departments and Mr. Gary I. (Sims) Schneiderman, the Company’s Executive Vice President of Sales and Marketing, will oversee the Company’s Customer Service department.

These senior organizational changes are designed to improve performance in the Company’s departments and distribution channels. The Company has realigned its departments and functions to facilitate growth and better support its multi-brand, multi-channel business model. Additionally, these changes have been designed to support short-term strategic initiatives, long-term global vision goals and future growth.

Ashworth, Inc. is a designer of men’s and women’s golf-inspired lifestyle sportswear distributed domestically and internationally in golf pro shops, resorts, upscale department and specialty stores and to corporate customers. Ashworth products include three main brand extensions. Ashworth CollectionTM is a range of upscale sportswear designed to be worn on and off course. Ashworth AuthenticsTM showcases popular items from the Ashworth line. Ashworth Weather Systems® utilizes technology to create a balance between fashion and function in a variety of climatic conditions. Callaway Golf is a trademark of Callaway Golf Company. Ashworth, Inc., 2765 Loker Avenue West, Carlsbad, CA 92008 is an Official Licensee of Callaway Golf Company.

In July 2004, Ashworth, Inc. acquired Gekko Brands, LLC (“Gekko”), a leading designer, producer and distributor of headwear and apparel under The Game® and Kudzu® brands. This strategic acquisition provides opportunity for additional growth in three new, quality channels of distribution for the Ashworth® and Callaway Golf apparel brands as well as further growth from The Game and Kudzu brands’ sales into the Company’s three traditional distribution channels. The Game brand products are marketed primarily under licenses to over 1,000 colleges and universities, as well as to the PGA TOUR, resorts, entertainment complexes and sporting goods dealers that serve the high school and college markets. The Game brand is one of the leading headwear brands in the College/Bookstore distribution channel. The Kudzu brand products are sold into the NASCAR/racing markets and through outdoor sports distribution channels, including fishing and hunting.

To learn more, please visit our Web site at www.ashworthinc.com.

This press release contains forward-looking statements related to the Company’s market position, finances, operating results, marketing plans and strategies. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks include the timely development and acceptance of new products, as well as strategic alliances, the integration of the Company’s recent acquisition, the impact of competitive products and pricing, the success of the Callaway Golf apparel product line, the preliminary nature of bookings information, the ongoing risk of excess or obsolete inventory, potential inadequacy of booked reserves, the successful operation of the new distribution facility in Oceanside, CA, and other risks described in Ashworth, Inc.’s SEC reports, including the report on Form 10-K for the year ended October 31, 2004 and Form 10-Q’s filed thereafter. The Company undertakes no obligation to publicly release the results of any revision of the forward-looking statements.

CONTACT INFORMATION:
Ashworth, Inc.
Randall L. Herrel, Sr., 760-929-6142
Peter S. Case, 760-929-4640
or
CCG Investor Relations and Strategic Communications
Sean Collins, (310)-231-8600, ext. 202 (Investor Relations)

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